EXHIBIT 18.1
EXHIBIT TO FORM 10-K OF HANCOCK FABRICS, INC.
Board of Directors
Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS
Dear Directors:
We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.
We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2009 and issued our report thereon dated April 8, 2009. Note 3 to the consolidated financial statements describes a change in accounting principle from the last-in, first-out cost method of inventory accounting to the weighted-average cost method of inventory accounting. It should be understood that the preferability of one acceptable method of accounting over another for inventory accounting has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.
Very truly yours,
/s/ Burr, Pilger & Mayer LLP
San Francisco, California
April 8, 2009